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                                                                       EXHIBIT 5


                     [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]



                                October 21, 1999



Texas Instruments Incorporated
8505 Forest Lane
P.O. Box 660199
Dallas, Texas 75266-0199

Ladies and Gentlemen:

         We have acted as counsel to Texas Instruments Incorporated, a Delaware corporation (the "Company"), in connection with the preparation and filing on the date hereof by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of up to 2,165,250 shares (the "Shares") of the common stock, $1.00 par value per share, of the Company pursuant to the Merger Agreement (the "Merger Agreement"), dated as of September 29, 1999, by and among the Company, Power Trends, Inc., an Illinois corporation ("Power Trends"), and Power Acquisition Corp., an Illinois corporation and wholly owned subsidiary of the Company. The Shares are to be issued to the stockholders of Power Trends in accordance with terms of the Merger Agreement in exchange for each such stockholder's shares of common stock, no par value, Series A-1 Convertible Preferred Stock, no par value, Series A-2 Convertible Preferred Stock, no par value, Series A-3 Convertible Preferred Stock, no par value, Series A-4 Convertible Preferred Stock, no par value, and Series B-1 Convertible Preferred Stock, no par value (collectively, "Power Trends Capital Stock"), of Power Trends.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, as amended, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.


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         2. The Shares have been duly authorized and, when issued and delivered to the stockholders of Power Trends in exchange for shares of Power Trends Capital Stock in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.





                                          Very truly yours,


                                          Weil, Gotshal & Manges, LLP